EXHIBIT 99.1

METALS USA ANNOUNCES LEADERSHIP CHANGES
IN ITS PLATES & SHAPES GROUP

July 8, 2005 – HOUSTON – Metals USA, Inc., a leading metals distributor and processor headquartered in Houston, today announced that Bill Bennett has resigned as Senior Vice President of the Company and as President of the Plates & Shapes Group.  Mr. Bennett will remain with the Company as Assistant to the CEO, Lourenco Goncalves, until the closing of the pending acquisition of the Company by Apollo Management, which is expected to occur during the third quarter of 2005.

 Joe Longo has been appointed President of Plates & Shapes – East, and David Martens, has been appointed President of Plates & Shapes – West.  Both men will assume Mr. Bennett’s current responsibilities in their respective regions effective immediately and will report directly to Mr. Goncalves.   Both Mr. Longo and Mr. Martens have held significant leadership positions within our Company during the past several years and each has over 20 years of industry experience.

Mr. Goncalves stated: “We thank Bill for his outstanding contribution to Metals USA’s results during the past two and a half years. Bill’s market knowledge and leadership were invaluable for our Company. Going forward, we expect Joe and David to provide the same type of outstanding leadership and to continue delivering great results, as we take Metals USA to the next level.”

Metals USA provides a wide range of products and services in the heavy carbon steel, flat-rolled steel, specialty metals, and building products markets.  For more information, visit the company’s website at www.metalsusa.com.  The information contained in this release is limited and the Company encourages interested parties to read the Company’s SEC filings, including its Form 10-Ks and 10Qs, which are on file with the Securities and Exchange Commission for more complete information.  Additionally, copies of the Company’s filings with the Securities and Exchange Commission together with press releases and other information investors may find of benefit can be found at the Company’s website at www.metalsusa.com.

This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company’s control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements.  These factors include, but are not limited to, those disclosed in the Company’s periodic filings with the Securities and Exchange Commission.

End of Filing